Exhibit 10.1
No.            of the Roll of Deeds for 2007
Transacted
at Munich
on June 6, 2007.
Before me, the undersigned notary
Dr. Thomas Engel
with official residence at
80333 München, Theatinerstraße 8

appeared today:
1.	Mr. Thomas Reisinger, born on December 16, 1962, business address: Elektrastraße 6, 81925 Munich, identified by an official personal identity card bearing a photograph,

not acting in his own name but in his capacity as managing director with sole power of representation of:

Nu Horizons Electronics GmbH, a limited liability company (Gesellschaft mit beschrankter Hafiung) incorporated and existing under the laws of Germany with its seat in Munich, registered with the Commercial Register at the local court in Munich under HRB 165 287 and its business address: Elektrastraße 6, 81925 Munich, and

2.	Mrs. Eva Todt-Hang, born on July 4, 1951, with business address at Maximilianstrarße 24/111, 80539 München, identified by an official personal identity card bearing a photograph, acting on behalf of Mrs. Inge Merl, born on March 1, 1952, address: An der Lohe 55, 85375 Neufahrn, on the basis of the attached power of attorney..
The question of the notary concerning prior

involvement (“Vorbefassung”) within the meaning of section 3 paragraph 1 sentence 1 no. 7 of the German Notarisation Act (Beurkundungsgesetz) was denied by the persons appeared after explanation by the notary.
The persons appearing requested the notarization of the following
Share Purchase and
Transfer Agreement
between
1.	Mrs. Inge Merl
-  hereinafter also referred to as the “Seller” -
and
2.	Nu Horizons Electronics GmbH
-  hereinafter also referred to as the “Purchaser” -
-  the Seller and the Purchaser are collectively also referred to as the “Parties” and each a “Party” -

TABLE OF CONTENTS

Sec. 1	Sale and Transfer of the Share	8
Sec. 2	Purchase Price. Conditions of Payment. Escrow Agreement	10
Sec. 3	Guarantees of the Seller	11
Sec. 4	Guarantees of the Purchaser	32
Sec. 5	Remedies	33
Sec. 6	Other Obligations of the Parties and Indemnities	35
Sec. 7	Restrictions on the Seller	40
Sec. 8	Confidentiality	42
Sec. 9	Conditions precedent	43
Sec. 10	Miscellaneous	44
Sec. 1 I	Dispute Settlement, Applicable Law	48

TABLE OF SCHEDULES

Schedule 2.4	Escrow Agreement

Schedule 3.1(c)	Articles of association of the Company, dated as of Dec. 20, 2005

Schedule 3.1(d)	List of managers, Prokurists and comparable members of the management

Schedule 3.1(e)	Consent of Mr. Klaus Merl to the Conclusion of this Agreement, dated as of May 21, 2007

Schedule 3.2(a)	Asset List

Schedule 3.3	List of legal relations between the Seller/her Relatives/Controlled Companies and the Company

Schedule 3.4(a)	Financial Statements

Schedule 3.4(b)	Bank Balances

Schedule 3.5(a)	List of disposed assets

Schedule 3.8	List of disputes

Schedule 3.9	Contractual Obligations

Schedule 3.11	List of orders

Schedule 3.12(a)	List of customers and suppliers

Schedule 3.14	List of insurance contracts

Schedule 3.16	Resignation letters of board members

Schedule 3.17(a)	List of employees

Schedule 7.4	List of persons the Seller shall not offer employment contracts or agreements on the rendering of services to

Schedule 9.2	Management consulting contract between the Seller and the Purchaser

Schedule 9.3	Mutual termination agreements between the Seller and Mr. Klaus Merl and the Company

Preamble
1.	WHEREAS the Seller is the sole shareholder of dacom-süd Electronic Vertriebs GmbH (hereinafter also referred to as the “Company”) with its seat in Ismaning, registered in the Commercial Register at the local court in Munich under HRB 83 610 and having a fully paid in share capital in the nominal amount of DM 104,000.00 divided into 1 share (hereinafter also referred to as the “Share”) which is held as follows:

Shareholder Nominal Amount Of Share Held

Seller DM 104,000.00

Total DM 104,000.00
2.	WHEREAS the object of the Company is the sale of all kinds of electronic components.

3.	AND WHEREAS the Parties to this Share Sale and Transfer Agreement (hereinafter referred to as “Agreement”) have agreed that the Seller shall sell and transfer the sole Share in the Company on the basis of the terms and conditions set forth in this Agreement to the Purchaser.

NOW THEREFORE, the Parties agree as follows:
Sec. 1
Sale and Transfer
of the Share
1.1	Seller hereby sells to Purchaser in accordance with the terms of this Agreement her aforementioned Share. Purchaser accepts such offer to purchase.

Seller and Purchaser agree that the transfer of the ownership in the Share shall be effected in accordance with sections 413, 398 German Civil Code (BGB) and section 15 German Limited Liability Companies Act (GmbHG).

Seller and Purchaser agree that the respective Share and all rights and ancillary rights arising from the ownership in the Share, in particular all profit rights (“Gewinnbezugsrechte”) of the Seller shall be transferred to Purchaser with effect of December 31, 2006, 12.00 midnight / January 1, 2007, 0.00 o’clock (hereinafter referred to as “Transfer Date”).
1.2	Seller hereby transfers the Share to Purchaser free and clear of any liens or encumbrances subject to payment of the Purchase Price pursuant to Section 2.3, 2.4 and 2.5 below by the Purchaser (condition precedent; “Aufschiebende Bedingung”) and Purchaser accepts such transfer.

1.3	Seller hereby further sells and, subject to the payment of the Purchase Price pursuant to Section 2.3, 2.4 and 2.5 below by the Purchaser, transfers to the Purchaser, which accepts such sale and transfer,

(a)	notwithstanding Section 3.3, all other rights and claims which she may have against the Company, if any, and

(b)	all tangible and intangible assets owned in whole or in part by the Seller which serve, are currently used or necessary for the business of the Company, if any, except to the extent that any such properties are to remain with the Seller pursuant to the express provisions of this Agreement and its Schedules.

1.4	Seller hereby consents to the sale and transfer of the Share to the Purchaser and waives all rights of first refusal or similar rights, if any, with respect to such sale and transfer.

transfer.
Sec. 2
Purchase Price, Conditions of Payment,
Escrow Agreement
2.1	The entire consideration for the sale and transfer of the Share and for all other obligations assumed by the Seller in this Agreement shall be EUR 1,951,000.00 (in words: EURO one million nine hundred fifty one thousand) (hereinafter referred to as “Purchase Price”).

2.2	The Purchase Price shall be due and payable (delivery versus payment) pursuant to Section 2.3, 2.4 and 2.5 below on the date hereof (“Closing Date”).

2.3	An amount of EUR 1,751,000.00 (in words: EURO one million seven hundred fifty one thousand) shall be paid to the account no. 1901504456 of the Seller with Citibank (Bank Identification Code 300 209 00) IBAN DE19300209001901504456, Bic Code CIPRDEDD.

2.4	An amount of EUR 200,000.00 (in words: EURO two hundred thousand) shall be paid to the account no. 668513093 with HypoVereinsbank (Bank Identification Code 700

202 70; IBAN DE21700202700668513093; Swift (BIC Code) HYVEDEMMXXX) (hereinafter referred to as “Escrow Account”) to be established by the Escrow-Agent on the basis of the escrow agreement, a copy of which is attached in Schedule 2.4 hereto (hereinafter referred to as “Escrow Agreement”).

2.5	Purchaser shall instruct its bank immediately in the presence of the notary public by telephone, electronically or by telefax to effect the payment pursuant to Section 2.3 and 2.4 above to the account of the Seller and to the Escrow Account.
Sec. 3
Guarantees of the Seller
In concluding this Agreement, the Purchaser relies on the correctness of the representations and warranties made hereinafter.
The Seller hereby declares to the Purchaser - by means of an independent guarantee pursuant to section 311 paragraph 1 German Civil Code (BGB) (“selbständiges Garantieversprechen”) and within the scope of the following description of contents -, that the following statements of Sections

3.1 to 3.19 as of the Closing Date are complete and correct. Further, the Parties agree that these statements do not constitute a guarantee as to the nature of the issue as described in section 443 German Civil Code (BGB) (“Beschaffenheitsgarantie”).
Although the following guarantees refer to characteristics or to the nature of the subject matter of this Agreement, they nevertheless constitute independent guarantees as described in the previous paragraph. The abovementioned interpretation of Sections 3.1 to 3.19 is irrevocably binding for the Parties both with regard to their contractual relationship and, as far as legally admissible, with regard to their relationship with third parties. The Parties agree that this interpretation forms the necessary foundation for all independent guarantees on part of the Seller pursuant to Section 3.
3.1	Status of Share

(a)	The statements in the Preamble hereof about the Company and the Share therein is complete and correct in every respect. The Share is fully paid, non-assessable and free of secondary or other obligations or restrictions.

The Company has been duly in-

corporated and there are no circumstances in existence which may reasonably result in any insolvency proceedings.

(b)	Persons and companies other than those shown in the Preamble hereof do not hold any direct or indirect interest of any type whatsoever in the Company and there are no claims for the granting of any such interest. The Share is free from all rights of third parties of any type whatsoever and there are no claims for the granting of such rights or the transfer of such Share.

(c)	Except for the articles of association of the Company as set forth in Schedule 3.1 (c) hereto, as well as other agreements, resolutions and promises specifically referenced in this Agreement and its Schedules, there are no agreements, resolutions or promises concerning (i) the relationship between the Company and its shareholder, or (ii) the appointment of members of any board of the Company, nor are there any obligations to enter into such agreements, resolutions or promises.

(d)	Schedule 3.1 (d) hereto contains a

correct and complete list of all managers, Prokurists and comparable members of the management of the Company, all members of any supervisory or advisory board or similar bodies, if any, of the Company and all general powers of attorney granted by the Company as well as all bank accounts and signature authorities.

(e)	The Share does not form the entire property within the meaning of section 1365 paragraph 1 German Civil Code (BGB) of the Seller. The husband of the Seller, Mr. Klaus Merl, consented to the Conclusion of this Agreement by the Seller with declaration of consent, dated as of May 21, 2007, attached as Schedule 3.1 (e) to this Agreement.

3.2	Organisation

(a)	The Company has full, unrestricted and unencumbered title to, and possession of, all tangible and intangible assets which serve or are destined to serve its business, in particular the assets defined in the “Asset List” (attached as Schedule 3.2 (a) to this Agreement), except for those tangible assets which are leased from persons and companies other than the Seller in the ordinary course of business on normal market terms or which are still subject to usual reservations of title by suppliers pending payment.
(b)	The Company owns all assets required for the normal conduct of its business.

(c)	The Company does not have any branches or divisions outside of their principal place of business in Ismaning and does not hold any participations or interests in any other companies, partnerships or enterprises.

(d)	With the transfer of the Share to the Purchaser pursuant to Section 1 above, the Purchaser acquires full, unrestricted and unencumbered title to the Share at its free disposal.

3.3	Termination of Agreements/Shareholder Loan

Except as expressly set forth in this

Agreement and its Schedules and Schedule 3.3 hereto, all legal relations between the Seller on the one side and the Company on the other side and all rights and claims of the Seller against the Company shall terminate as of the Closing Date with no right and claim surviving the Closing Date and no obligation or liability whatsoever shall arise for the Company or the Purchaser from such termination. The Seller shall procure that the same applies to all legal relations between her relatives within the meaning of section 15 of the German Tax Code (Abgabenordnung) (hereinafter referred to as “Relatives”) and/or companies controlled by her or their Relatives (hereinafter referred to as “Controlled Companies”) and the Company and to all rights and claims of Relatives and/or Controlled Companies against the Company and will, if necessary, hold the Company and the Purchaser fully harmless in good time.

3.4	Financial Statements Working Capital

(a)	The financial statements (balance

sheets, loss and profit statement and explanatory notes in accordance with sections 284 and 285 German Commercial Code (HGB)) of the Company for fiscal years 2004, 2005 and 2006 and the financial statements for the interim period ended March 31, 2007 (the “Balance Sheet Date”) (the balance sheet as of such date hereinafter referred to as the “Most Recent Balance Sheet” and, together with the annual financial statements hereinafter referred to as “Financial Statements”) attached as Schedule 3.4 (a) to this Agreement have been prepared with the care of a conscientious businessman on the basis of proper book-keeping and in accordance with German generally accepted accounting principles as set out in the provisions of the German Commercial Code (HGB) also taking account of the provisions of the German Limited Liability Companies Act (GmbHG). Such principles have in each case been applied consistently and without change as in the three preceding years. All risks, devaluations and losses ascertainable at the time of the preparation of the respective Financial Statements have been duly provided for by sufficient depreciations, changes of evaluation or reserves; the Company does not have pension obligations. The Financial Statements are complete and correct and present completely and correctly the financial position of the Company as of the respective balance sheet dates and the results of the operations of the Company for the period then ended. There are no undisclosed liabilities other than (i) those recorded in the Financial Statements and (ii) liabilities incurred in the ordinary course of business but in any event not in excess of EUR 5,000.00.
(b)	On the date hereof the Company owns the bank balances as set forth in Schedule 3.4 (b) to this Agreement.

(c)	The Working Capital (as defined hereinafter) of the Company amounts to more than EUR 365,000.00. As used herein, the term “Working Capital” shall mean the balance of inventories, accounts receivable, other current assets and prepaid expenses, other provisions, trade payables, and other current liabilities.

3.5	Continuation of the business

(a)	Since the Balance Sheet Date the Company has only been conducted within the normal and ordinary course of business; in particular, (i) any salary and wage increases granted with effect after the Balance Sheet Date were within the normal scope, (ii) the financial debt has not increased, (iii) except for the assets set forth in Schedule 3.5 (a) hereto, no material assets have been disposed of or pledged other than in the ordinary course of business and (iv) all inventories have been valued at the lower of cost or market price principle (“strenges Niederstwertprinzip”) and are not in excess of the quantities required for the continuation of the business as currently conducted.

(b)	Since the Balance Sheet Date until the date hereof no extraordinary business event or legal arrangement has occurred or been entered into and there has also not been any extraordinary event (in particular no profit distributions) which by itself or together with other extraordinary events has materially adversely affected the assets or the profit situation of the Company.

3.16	Assets

All material moveable assets of the Company have been well maintained and are in good and serviceable condition, normal wear and tear excluded. The amounts shown as receivables in the Most Recent Balance Sheet have arisen from the sale of inventory or services to persons not affiliated with the Company and the Seller, Relatives and/or Controlled Companies in the ordinary course of business only and will usually be paid by the respective debtor on the basis of procedures usual within the Company within 90 days from the due date at the gross amounts shown without deductions and delcredere, collection or other costs, less the amount of individual and lump sum reserves made in the Most Recent Balance Sheet.

3.7	Real Estate

The Company does not own any real estate.

3.8	Dispute and Litigation

Except for the disputes set forth in Schedule 3.8 hereto, the Company is not a party to, or threatened by, any litigation, administrative proceedings or investigations nor are circumstances known to exist, which might reasonably be expected to provide a basis for such litigation, administrative proceedings or investigations. Except as stated in Schedule 3.8, no warranty claims — statutory or contractual — have been raised by customers or third parties against the Company since January 1, 2004 from the delivery of products. The Company is not subject to any judgment, decree or settlement or agreements in any legal or administrative proceedings which restrict or impair it in any business measures, in the acquisition or disposition of assets, in competition or in the operation of any line of business. In particular, the non-competition-clause in the distribution agreement between the Company and Clare, Inc., dated as of January 26, 2001, the non-competition-clause in the distribu-

tion agreement between the Company and Standard Mircosystems Corporation, dated as of March 15, 2000, and the non-competition- clause in the distribution agreement between the Company and Micrel Semiconductor, Inc., dated as of December 1, 1999, do not impair the Company in any business measures; the Company respects the aforementioned non-competition-clauses and does not sell products of competitors of Clare, Inc., Standard Mircosystems Corporation or of Micrel Semiconductor, Inc.

3.9	Material Contractual Obligations

Except for the contracts, agreements and promises described in Schedule 3.9 hereto (hereinafter collectively “Contractual Obligations”), the Company is not subject to any material contractual obligations.

The information on the contents of the Contractual Obligations in Schedule 3.9 hereto is complete and correct. The Contractual Obligations are valid and enforceable against the parties thereto, and neither the Company nor the respective other party has breached, or is in default under, any of the Contractual Obligations. The execution and the consummation of this Agreement will not result in any change or termination of any Contractual Obligations, in any repayment of any grants, tax advantages or comparable benefits of any kind whatsoever granted to the Company, in the acceleration of any obligation or liability of the Company or in the reduction or termination of any supply or delivery relations between the Company and its suppliers and customers.

3.10	IP Rights

(a)	The Company has the unrestricted right to use its current firm name.

(b)	The Company owns all processing and marketing know-how for its entire previous and present products and holds, to the extent that such processing and marketing know-how has been reduced to writing, all documents pertaining thereto. The Company does not infringe any industrial property rights of third parties by marketing their present products or by any other act within its business, nor will it in- fringe any industrial property rights of third parties by marketing any products currently under design and development.

(c)	The Company in particular has and has had at all times all necessary licenses to operate its business.

(d)	The Company in particular has and has had at all times all necessary rights to use its current internet domain name “dacom-sued.de”.

3.11	Orders

The information as to the orders of the Company as set forth in Schedule 3.11 hereto is complete and correct, the orders reflected in Schedule 3.11 constitute correct and actual sales contracts of the Company and binding commitments of the respective customers of the Company concluded on the Company’s standard terms, except as disclosed in Schedule 3.11.

3.12	Customers and Suppliers
(a)	Schedule 3.12(a) hereto contains a complete and correct list of the ten largest customers and the ten largest suppliers for the preceding twelve months (dated as of May 23, 2007) as well as of all suppliers of the Company which, for goods and services of any kind, are the sole source of supply for which there is no alternative source on comparable conditions (except for energy supply agreements and PTT services).

(b)	The Company has good business relationships with such customers and suppliers and to best knowledge of the Seller, which also comprises the Company’s best knowledge, (know and should know) there is no reason to believe that such business relationships will change as a result of the transactions agreed in this Agreement or for any other reason. All contracts and other relationships of the Company with customers, suppliers and other contract partners are established and practised on arms length terms.

3.13	Taxes, Social Security Charges

“Tax” or “Taxes” shall mean any and all taxes, direct or indirect, including (without limitation) all levies, fees, duties, contributions or charges, withholdings imposed by or on behalf of any national, municipal or local government or any other administrative body or person whatsoever, including (without limitation) income tax, net wealth tax, withholding tax, local taxes, value added tax, registration fees, customs duties or social contributions payable by the Company in accordance with applicable taxation, customs or social security regulations in force up through the Closing Date, including interest, penalties and other related charges in the meaning of section 3 of the German Tax Code (Abgabenordnung-AO).

The Company has complied with the applicable taxation, customs or social security regulations in force up through the Closing Date in all material aspects and has duly filed by the due dates all tax returns and other reports required under the applicable laws to be filed with any tax and other authority (“Tax Authority”), paid all due Taxes, tax pre-payments and other public dues, retained all Taxes, social security charges and other charges to be retained and paid them by the due date to the respective recipient and paid all related delay charges and penalties, if any, and has fully reserved for any taxes, social security charges and other public dues not yet, i.e. as of the Balance Sheet Date, due in the Most Recent Balance Sheet. No Taxes arise in connection with the transactions contemplated under clause 3.3 above.

The Company has made all deductions or withholdings of Taxes in respect of any payments made by it which it is obliged by law to make and has duly paid to the appropriate Tax Authority for all amounts so deducted.

The Company has reflected in the returns submitted to the Tax Authority all the incomes, flows or transactions that had to be reported (including any constructive dividend issues) and has declared income, flows or transactions that are true, accurate and complete in all material respects and are not the subject of any dispute. The Seller warrants and guarantees that any tax claim/refund asserted against the Tax Authority actually existed in the asserted amount and claimed/refunded amount.

The Company has duly kept all records and information systems which a company is required to keep for taxation purposes and can make them available for inspection at the premises of Company.

3.14	Insurance

Schedule 3.14 hereto contains a complete and correct list of all insurance contracts of the Company. The insurance contracts provide for appropriate coverage customary in the industry and are in full force and effect, all premiums due have been paid and there are no outstanding insurance claims questioned, denied, disputed or under review by the relevant insurers.

3.15	Compliance

The Company has obtained all administrative approvals and licenses, which it requires for the conduct of its present business. It does not violate in conducting its business to any material degree or with any material consequences any rights of third parties or any applicable laws including competition and trade law and provisions concerning environmental protection, and has also in the past not violated any provisions concerning environmental protection. The assets of the Company are materially in compliance with all such rights of third parties or applicable laws. All products marketed and/or distributed by the Company conform to legal and other applicable provisions including defined standards. The signature, the conclusion and the fulfillment of this Agreement by the Seller shall result in a valid, legally binding and legally enforceable obligation of the Seller which corresponds to the contractual pro-

visions and will, in particular, not violate any law, contract or agreement or conflict with any law, contract or agreement, or any provision of any law, contract or agreement, in any case, by which this Agreement is or could be rendered invalid.

3.16	Resignation

The members of the management board of the Company have resigned from their positions with effect as of the date herof without any obligation or liability whatsoever arising for the Company or the Purchaser from such resignations as set forth in the resignation letters attached in Schedule 3.16 hereto.

3.17	Employees, Consultants

(a)	The list of employees and consultants of the Company as set forth in Schedule 3.17 (a) hereto is complete and correct. The Company is in compliance with all applicable laws and regulations, in particular labour laws and regulations, in all material respects. There are no and there have not been in the past any disputes with the workforce and the employee representatives and there are no circumstances known to exist which might reasonably be expected to result in such disputes.

(b)	The withdrawal of Mrs. Bettina Koeniger with effect from March 15, 2007 will not result in any costs for the Company.

3.18	No Material Adverse Changes

Since the Balance Sheet Date there has not been any material adverse change in the business or prospects of the Company. To the best of Seller’s knowledge as of the date hereof, there are no circumstances particularly relating to the Company which could in the future materially adversely affect the business of the Company. The Seller, as of the date hereof, has no knowledge of any facts or circumstances, which could result in any restriction, impediment, or cessation of the distribution or marketing of any product presently distributed or marketed by the Company.

3.19	Broker fees

The Company is not subject to obligations vis-à-vis brokers or finders.
Sec. 4
Guarantees of the Purchaser
Purchaser guarantees by way of an independent guarantee that the following statements as at the Closing Date are correct:
4.1	Purchaser is a company validly existing, duly incorporated and registered under the laws of Germany.

4.2	Purchaser has all corporate power to enter into this Agreement and to fulfil all obligations contained herein. The signature, the conclusion and the fulfilment of this Agreement by the Purchaser shall result in a valid, legally binding and legally enforceable obligation of the Purchaser which corresponds to the contractual provisions, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditor rights, and will, in particular, not violate any law, contract or agreement or conflict with such law, contract or agreement or any provision of such a law, contract or agreement by which this Agreement is or could be rendered invalid.
Sec. 5
Remedies
5.1	In the event that a guarantee given by the Seller pursuant to Section 3 of this Agreement is incorrect, the Seller shall pay compensation for the damages incurred by the Purchaser or the Company (“Schadensersatz”).

5.2	Any right of rescission (“Rücktritt”) shall be excluded except that the Purchaser shall be entitled to rescind this Agreement if a breach of the guarantees in Section 3 above has occurred which has or will result in a damage in excess of 50 % of the Purchase Price; and except that the Seller shall be entitled to rescind this Agreement if the Purchaser doesn’t pay the due and payable Purchase Price pursuant to Section 2.3, 2.4 and 2.5 within 15 business days after the receipt of a written request for payment of the Seller (the “Request”).

5.3	Any review, inspection and investigation of the Purchaser or any certified public accountant, attorney or other consultant retained by the Purchaser shall neither affect the Seller’s obligations, representations and warranties hereunder nor the right of the Purchaser to raise claims on the basis of such obligations and guarantees.

5.4	Claims of the Purchaser against the Seller on the basis of the guarantees of the Seller in this Agreement which concern events or due dates prior to the Closing Date will be reduced to the extent that the damages giving rise to such claims have been fully reflected in the Most Recent Balance Sheet.

5.5	Except as provided in the next sentence, claims of the Purchaser under this agreement shall expire

(“verjähren”) on June 30, 2008. Any claims of the Purchaser in connection with tax or social security obligations shall expire (“verjähren”) 6 months after the tax assessment, which is not subject to statutory reservation for review by the tax authorities, has become unappealable. The limitation period shall be suspended by written assertion of a claim filed with the International Court of Arbitration pursuant to the Rules set forth in Section 11 of this Agreement.
Sec. 6
Other Obligations of the Parties and Indemnities
6.1	The Parties undertake, upon the request of any Party, at any time after the date hereof and without further compensation to execute all documents in proper form and to take all reasonable measures, which may still be necessary in order to consummate and to comply fully with the purpose of this Agreement.

6.2	[Intentionally omitted]

6.3	The Seller undertakes to hold the Company and the Purchaser as from the Closing Date fully and in good time harmless from:

(a)	all claims of the Seller, Relatives and Controlled Companies against the Company and the Purchaser resulting from any period before the Closing Date;

(b)	The Seller shall indemnify, defend and hold the Purchaser and the Company harmless from and against
(i) any liability arising from a breach of the representations set out in clause 3.13,
(ii) all liabilities, accrued or contingent, obligations, damages and expenses resulting from or arising out of, Taxes, social security contributions (both employers and employees), impositions, duties, contributions, levies and all public law dues of any kind, including any interest or penalties of the Company which become due and payable for all taxable periods until and including the Transfer Date, which have not been sufficiently provided for in the financial statements for the fiscal year 2006,

(iii) all liabilities, obligations, damages and expenses resulting from or arising out of, Taxes, including any interest or penalties of the Company, that relate to hidden profit distributions occurring up to and including the Closing Date, and
(iv) all other liabilities, accrued or contingent, damages and expenses of the Company, which have not been sufficiently provided for in the financial statements for the fiscal year 2006 and which should have been provided for in the financial statements for the fiscal year 2006 in accordance with German generally accepted accounting principles as set out in the provisions of the German Commercial Code (HGB) also taking account of the provisions of the German Limited Liability Companies Act (GmbHG)
Any such indemnification claims shall not only become payable by the Seller to the Purchaser or the Company if such Tax is finally assessed but already once the Tax Authority requires payment of the Taxes, unless the payment has been actually suspended by the competent Tax Authority. If the final assessment of such Tax deviates from an initially requested Tax in favour of the Company, and if the Seller already paid such initially requested Tax payment to the Purchaser, the Purchaser shall repay the difference between the amount paid by the Seller and the amount finally assessed to the Seller.
(c)	If and to the extent subsequent to a tax audit regarding taxable periods up to and including the Transfer Date (“Tax Audit”), Taxes are re- assessed, which result in additional tax claims (“Additional Tax Claims”) of the Tax Authority against the Company, as well as in tax refund claims (“Tax Refund Claims”) of the Company against the Tax Authority, the following shall apply:
     (i) Additional Tax Claims and Tax Refund Claims shall be offset against each other, irrespective of whether such claims regard different types of taxes and/or different taxable periods. This shall also apply, if tax relevant facts result in Additional Tax Claims in periods under inspection by the Tax Audit but also result in Tax Refund Claims in a subsequent taxable period.

     (ii) If and to the extent upon the offset set forth in paragraph (i) above an Additional Tax Claim remains, the Seller shall pay the amount of the remaining Additional Tax Claim to the Purchaser.
     (iii) If and to the extent upon the offset set forth in paragraph (i) above a Tax Refund Claim remains, the Purchaser shall pay the amount of the remaining Tax Refund Claim to the Seller.
(d)	If and to the extent subsequent to a Tax Audit increased Taxes are assessed resulting in a liability of the Seller towards the Purchaser and/or towards the Company, the Purchaser or the Company shall notify the Seller thereof within 5 working days. The Purchaser guarantees that the Company will legal action against the respective tax assessments upon a respective written request of the Seller. The Seller shall hold harmless and fully indemnify the Purchaser and the Company from any and all expenses resulting from a legal action taken by the Company upon request of the Seller.

The Purchaser guarantees that the Company will admit the attendance of the Seller or a representative of the Seller, if such representative is a certified legal or tax advisor, at the final meeting (Schlussbesprechung) of a Tax Audit as set forth in paragraphs (c) and (d) above.
Sec. 7
Restrictions on the Seller
The Seller covenants with the Purchaser that save with the previous written consent of the Purchaser it will not, and will procure that each affiliate of the Seller from time to time will not:
7.1	for the period of three years following the Closing Date, be engaged, or directly or indirectly interested, in carrying on business in competition with the business of the Company as carried on at Closing Date;

7.2	for the period of three years following the Closing Date, directly or indirectly, solicit or endeavour to solicit the business of any third party which either at the Closing Date or which either at the Closing Date or at any time during the period of 12 months prior to Closing Date, had been a client or customer of the Company, for the supply of services which are the same as or compete with those services provided by the Company (or formerly provided) to that third party;

7.3	for the period of three years following the Closing Date, directly or indirectly, seek to solicit the services of or endeavour to entice away from the Purchaser or the Company any employee (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) except by public advertisement which is not directed at such employee; and

7.4	for the period of three years following the Closing Date, directly or indirectly, negotiate with, offer to or conclude with any of the persons mentioned in Schedule 7.4 any employment contract or any agreement on the rendering of services whatsoever, whether orally or in writing.
Sec. 8
Confidentiality
8.1	Purchaser is obliged to treat the documents or other information regarding the Company or its operations obtained in the course of its Due Diligence examinations or provided to it in connection with this Agreement strictly confidential until the Share is transferred. This does not apply to such information which (i) has been known to the Purchaser prior to receipt of the information from the Seller, (ii) was in the public domain or has subsequently come into the public domain other than by breach of confidentiality obligations by the Purchaser, (iii) the Purchaser has received from a third party which to the best knowledge of the Pur-

chaser is not under an obligation of confidentiality to the Seller or the Company or (iv) the Purchaser has developed independently and without breaching its confidentiality obligation.

8.2	The Parties will keep the conclusion and the content of this Agreement as well as the content of negotiations confidential unless the disclosure of such information is required by law or by regulations of other regulatory authorities/bodies.

8.3	The Seller shall treat all those business and trade secrets of the Company or its operations which are known to her as strictly confidential.
Sec. 9
Conditions precedent
This Agreement is subject to the following conditions precedent (“aufschiebendbedingt”):

bedingt”):
9.1	[intentionally omitted]

9.2	The Seller has entered into a management consulting agreement with the Purchaser a copy of which is attached in Schedule 9.2 hereto.

9.3	The Seller and Mr. Klaus Merl respectively entered into a mutual termination agreement with the Company regarding their respective employment contract; a copy of each mutual termination agreement is attached in Schedule 9.3 hereto.
Sec. 10
Miscellaneous
10.1	One half of the costs for the independent audit of the financial statement 2006 of the Company by Deloitte & Touche shall be borne by each Party. For the rest, each contractual Party shall bear its own costs and taxes and the costs of its advisers and auditors. The Purchaser shall bear the costs of the notarial recording of this deed.

10.2	Each Party shall be personally responsible for the fulfillment of all obligations, if any, vis-à-vis brokers or finders assumed by that Party in respect of the transactions agreed herein.

10.3	Changes and amendments to this Agreement as well as declarations to be made hereunder shall be valid only if made in writing (including telefax) unless a notarial deed is legally required. This shall also apply to any change of this provision.

10.4	Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or sent by post, courier or by facsimile transmission:

(a)	In the case of the Seller, to:

Mrs. Inge Merl,

An der Lohe 55 85375 Neufahrn Fax: +49 /89/ 965165.

(b)	In the case of the Purchaser, to:

Nu Horizons Electronics GmbH,

Elektrastraße 6 81925 Munich

For the attention of: Mr. Thomas Reisinger Fax: +49 (89) 92 333 45-11.

With copy to:

Nu Horizons Electronics Corp.,

70 Maxess Road Melville, NY 11747 USA For the attention of: Mr. Kurt Freudenberg Fax: +1 (631) 396-3016.

or to the address notified at the point of closing or any other address later notified in writing to the other Party at least fifteen (15) days in advance. Save for the notice pursuant to section 16 of the German Limited Liability Companies Act (GmbHG) communication shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail. Any changes in the authority to represent the Purchaser shall be notified to the Seller without undue delay.

10.5	If a provision of this Agreement should be or become invalid or not contain a necessary regulation, the validity of the other provisions of this Agreement shall not be affected thereby. The invalid provision shall be replaced and the gap shall be filled by a legally valid arrangement which corresponds as closely as possible to the intention of the Parties or what would have been the intention of the Parties according to the aim and purpose of this Agreement if they had recognized the gap.

10.6	The Schedules to this Agreement form an integral part of the Agreement. The headings in this Agreement shall only serve the purpose of easier orientation and are of no consequence for the contents and interpretation of this Agreement. Statements in one provision or Schedule to this Agreement shall be deemed to have been made also for the purposes of all other provisions of and Annexes to this Agreement.

10.7	All public announcements concerning the transactions agreed in this Agreement shall be agreed between the Parties in advance as to the timing and contents except as otherwise required by law.

The Seller, however, accept that the Purchaser as a publicly quoted company has to disclose the economics of the transactions agreed in this Agreement (e.g. Purchase

Price, certain financial information as to the Company etc.) to the public after the execution of this Agreement.

10.8	This Agreement is drafted in the English and the German language. The English text shall be binding; the German text is for convenience purposes only, unless it is stated expressly otherwise in this Agreement or a Schedule is only existing in the German language.
Sec. 11
Dispute Settlement, Applicable Law
11.1	All disputes between the Parties to this Agreement arising out of or in connection with this Agreement and any amending agreements and any subsequent agreements shall be exclusively and finally settled under the Rules of Arbitration of the International Chamber of Commerce (hereinafter also referred to as “ICC-Rules”) by one or more arbitrators appointed in accordance with the said ICC-Rules.

Notwithstanding Art. 9.3 ICC-Rules

a sole arbitrator to be appointed by the Court according to Art. 8.3 ICC-Rules or the chairman of the Arbitral Tribunal to be appointed by the Court according to Art. 8.4 ICC-Rules shall be appointed directly by the Secretary General of the Court without taking recourse to a proposal of any National Committee of the ICC. The sole arbitrator or the chairman of the Arbitral Tribunal shall be a national of Switzerland with residence or office address in the Canton of Zurich, Switzerland.

11.2	The award shall be final, binding and nonappealable. The Arbitral Tribunal shall not be permitted to award any punitive or exemplary or treble damages which the Parties to this Agreement hereby waive. Pretrial discovery shall be excluded. Judgement upon the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, except that no award of punitive or exemplary or treble damages by the Arbitral Tribunal shall be enforced in any court.

11.13	The place of arbitration shall be

Zurich, Switzerland. This Agreement shall be governed by and construed in accordance with German law and the Arbitration Tribunal shall apply German law. The language of the proceedings shall be English.

11.14	The above arbitration agreement shall not preclude any rights of the Parties to this Agreement to apply for court Order(s) provided they are for temporary (preservative or preventative) measures, e.g., temporary writs of attachment and/or temporary (pre-award)
injunction(s) and/or temporary restraining orders etc.

11.15	In case that the above arbitration agreement is or becomes invalid and/or ineffective the following shall apply: The Parties to this Agreement waive their rights to a jury trial of any claim, counterclaim or cause of this Agreement, or any dealings with one another relating to the subject matter of this Agreement. Pretrial Discovery and punitive or exemplary or treble damages shall be excluded. Any controversy or claim arising from, or relating to, this Agreement or a breach thereof shall only be submitted by the Parties to this Agreement to the competent courts at Seller’s domicile (section 13 German Procedural Code (Zivil-prozessordnung): “Allgemeiner Gerichtsstand des Wohnsitzes”), if

situated within Germany, which shall have exclusive jurisdiction. In case Seller’s domicile is situated outside of Germany, the district court of Munich I (Landgerichi München I) shall have exclusive jurisdiction. The Parties to this Agreement submit to the jurisdiction and venue of the German Courts and the venues designated above. No such controversy or claim shall be submitted to any court/tribunal within the United States of America, no matter whether federal-, district- or other court. United States jurisdiction over such controversies or claims shall be excluded.
The following Schedules have been presented to the deponents and personally signed. The deponents waived reading out loud:
Schedule 3.2 (a), 3.4 (a), 3.11, 3.12 (a), 3.14, 3.17 (a).
The following Schedules are enclosed with this deed for information purposes:
Schedule 3.1 (c ), 3.1 (e), 3.16.
This Agreement and the other Schedules to it have been read aloud to the appeared persons in the presence of the Notary, approved of by the appeared persons and signed by them and the Notary as follows:

Exhibit 10.1
UR-Nr.            / 2007
Verhandelt
zu München
am 06. Juni 2007.
Vor mir, dem unterzeichneten Notar
Dr. Thomas Engel
mit Amtssitz in
80333 München, Theatinerstraße 8

erschienen heute:
1.	Herr Thomas Reisinger, geb. am 16. Dezember 1962, geschäftsansässig: Elektrastraße 6, 81925 München, ausgewiesen durch amtlichen Lichtbildausweis,

nachfolgend nicht handelnd im eigenen Namen, sondern als alleinvertretungsberechtigter Geschäftsführer der

Nu Horizons Electronics GmbH, einer nach dem Recht der Bundesrepublik Deutschland gegründeten und bestehenden Gesellschaft mit beschränkter Haftung mit Sitz in München, eingetragen im Handelsregister des Amtsgerichts München unter HRB 165 287, Geschäftsadresse: Elektrastraße 6, 81925 München, und

2.	Mrs. Eva Todt-Hang, born on July 4, 1951, with business address at Maximilianstraße 23/iii, 80539 München, hier handelnd für Frau Inge Merl, geboren am 1. März 1952, wohnhaft: An der Lohe 55, 85375 Neufahrn, aufgrund beigefügter Vollmacht.
Die Frage des Notars nach einer Vorbefassung im Sinne von § 3 Abs. 1 S. 1 Nr. 7 Beurkundungsgesetz wurde nach Erläuterung durch den Notar von den erschienenen Personen verneint.

Die erschienenen Personen baten sodann um die notarielle Beurkundung des folgenden
Geschäftsanteilskauf- und
-abtretungsvertrag
zwischen
1.	Frau Inge Merl
- nachfolgend auch
,,Verkäuferin“ genannt -
und
2.	Nu Horizons Electronics GmbH
- nachfolgend auch
,,Käuferin“ genannt -
- Verkäuferin und Käuferin nachfolgend
gemeinsam auch ,,Parteien“ und
jeweils einzeln auch ,,Partei“ genannt -

Anlagenverzeichnis

Anlage 2.4	Escrow-Vereinbarung

Anlage 3.1 (c)	Satzung der Gesellschaft vom 20. Dezember 2005

Anlage 3.1 (d)	Liste der Geschäftsführer, Prokuristen und ähnlichen Mitgliedern der Geschäftsführung

Anlage 3.1 (e)	Einverständniserklärung von Herrn Klaus Merl vom 21. Mai 2007 zum Abschluss dieses Vertrages

Anlage 3.2 (a)	Liste der Vermögensgegenstände

Anlage 3.3	Liste der rechtlichen Beziehungen zwischen der Verkäuferin/Angehörigen/nahestehenden Gesellschaften und der Gesellschaft

Anlage 3.4 (a)	Jahresabschlüsse

Anlage 3.4 (b)	Banksalden

Anlage 3.5 (a)	Liste der veräußerten Vermögensgegenstände

Anlage 3.8	Liste der Rechtstreitigkeiten

Anlage 3.9	Vertragliche Verpflichtungen

Anlage 3.11	Liste der Aufträge

Anlage 3.12 (a)	Liste der Kunden und Lieferanten

Anlage 3.14	Liste der Versicherungsverträge

Anlage 3.16	Niederlegungsschreiben

Anlage 3.17 (a)	Liste der Arbeitnehmer

Anlage 7.4	Liste der Personen, denen die Verkäuferin keine Dienstverträge oder Verträge über die Erbringung von Dienstleistungen anbieten darf

Anlage 9.2	Management-Beratungsvertrag zw. der Verkäuferin und der Käuferin

Anlage 9.3	Aufhebungsverträge zwischen der Verkäuferin und Herrn Klaus Merl und der Gesellschaft

Präambel
1.	Die Verkäuferin ist die einzige Gesellschafterin der dacom-süd Electronic Vertriebs GmbH (nachstehend auch die ,,Gesellschaft“ genannt) mit Sitz in Ismaning, eingetragen im Handelsregister des Amtsgerichts München unter HRB 83 610 und mit voll eingezahltem Stammkapital im Nennbetrag von DM 104.000,00, das in 1 Geschäftsanteil (nachfolgend auch der ,,Geschäftsanteil“ genannt) aufgeteilt ist, der wie folgt gehalten wird:

Gesellschafter	Geschäftsanteil
	nominal

Verkäuferin	DM	104.000,00

Summe	DM	104.000,00
2.	Zweck der Gesellschaft ist der Verkauf von elektronischen Komponenten jeder Art.

3.	Die Parteien dieses Geschäftsanteilskauf- und -abtretungsvertrages (nachfolgend der ,,Vertrag“ genannt) sind übereingekommen, dass die Verkäuferin den einzigen Geschäftsanteil an der Gesellschaft auf der Grundlage der in diesem Vertrag geregelten Vereinbarung an die Käuferin verkauft und abtritt.

Dies vorausgeschickt, vereinbaren die Parteien was folgt:
Ziff. 1
Verkauf und Abtretung
des Geschäftsanteils
1.1	Die Verkäuferin verkauft hiermit ihren vorstehend bezeichneten Geschäftsanteil gemäß den Bestimmungen dieses Vertrages an die Verkäuferin. Die Käuferin nimmt dieses Kaufangebot an.

Die Verkäuferin und die Käuferin sind sich einig, dass die Übertragung des Eigentums an dem Geschäftsanteil gemäß §§ 413, 398 BGB und § 15 GmbHG ausgeführt wird.

Die Verkäuferin und die Käuferin sind sich einig, dass der Geschäftsanteil sowie sämtliche aus dem Eigentum an dem Geschäftsanteil resultierenden Rechte und Nebenrechte, insbesondere sämtliche Gewinnbezugsrechte der Verkäuferin, mit Wirkung zum 31. Dezember 2006, 24 Uhr / 01. Januar 2007, 0 Uhr (nachfolgend der ,,Übertragungstag“ genannt) an die Verkäuferin abgetreten werden.

1.2	Die Verkäuferin tritt hiermit den Geschäftsanteil frei und unbelastet von jeglichen Pfandrechten oder

Belastungen, vorbehaltlich der Zahlung des Kaufpreises gemäß nachfolgenden Ziff. 2.3, 2.4 und 2.5 durch die Käuferin (Aufschiebende Bedingung), an die diese Abtretung annehmende Käuferin ab.
1.3	Die Verkäuferin verkauft und tritt darüber hinaus hiermit, vorbehaltlich der Zahlung des Kaufpreises gemäß nachfolgenden Ziff. 2.3, 2.4 und 2.5 durch die Käuferin, an die diese Abtretung annehmende Käuferin, ab,

(a)	ungeachtet von Ziff. 3.3, sämtliche sonstigen Rechte und Ansprüche, die ihr möglicherweise gegen die Gesellschaft zustehen, sowie

(b)	sämtliche ganz oder teilweise möglicherweise im Eigentum der Verkäuferin stehenden materiellen und immateriellen Vermögensgegenstände, die dem Geschäftsbetrieb der Gesellschaft dienen oder derzeit für diesen genutzt werden oder notwendig sind, mit Ausnahme der Vermögensgegenstände, deren Eigentum nach den ausdrücklichen Bestimmungen dieses Vertrages und seiner Anlagen bei der Verkäuferin verbleibt.

1.4	Die Verkäuferin stimmt hiermit dem Verkauf und der Abtretung des Geschäftsanteils an die Käuferin zu und verzichtet auf alle im Hinblick auf diesen Verkauf und diese Abtretung möglicherweise beste-

henden Vorkaufs- oder ähnlichen Rechte.
Ziff. 2
Kaufpreis, Zahlungsbedingungen,
Escrow-Vereinbarung
2.1	Der Gesamtkaufpreis für den Verkauf und die Abtretung des Geschäftsanteils sowie für sämtliche sonstigen von der Verkäuferin in diesem Vertrag übernommenen Verpflichtungen beträgt EUR 1.951.000,00 (in Worten: EURO eine Million neunhunderteinundfünfzigtausend) (nachfolgend der ,,Kaufpreis“ genannt).

2.2	Der Kaufpreis ist nach Maßgabe der nachfolgenden Ziff. 2.3, 2.4 und 2.5 (Zug um Zug) am Tag der Unterzeichnung dieses Vertrages (,,Vollzugstag“) zur Zahlung fällig.

2.3	Ein Betrag in Höhe von EUR 1.751.000,00 (in Worten: EURO eine Million siebenhunderteinundfünfzigtausend) ist auf das Konto Nr. 1901504456 der Verkäuferin bei der CitiBank (BLZ 300 209 00) IBAN DE19300209001901504456, Bic Code CIPRDEDD zu leisten.

2.4	Ein Betrag in Höhe von EUR 200.000,00 (in Worten: EURO zweihunderttausend) ist auf das Konto Nr. 668513093 Bei Der HypoVereinsbank (BLZ 700 202

70; IBAN DE21700202700668513093; Swift (BIC Code) HYVEDEMMXXX) (nachfolgend das ,,Escrow-Konto“ genannt), das vom Escrow-Agenten auf der Grundlage des Esrow-Vereinbarung, die diesem Vertrag in Kopie in Anlage 2.4 beigefügt ist (nachfolgend ,,Esrow-Vereinbarung“ genannt), gemeinsam zu eröffnen ist, zu leisten.
2.5	Die Käuferin wird ihre die Zahlung ausführende Bank unmittelbar nach Unterzeichnung dieses Vertrages in Gegenwart des Notars telefonisch, elektronisch oder per Telefax anweisen, den Kaufpreis nach Maßgabe der vorstehenden Ziff. 2.3 und 2.4 auf das Konto der Verkäuferin und auf das Escrow-Konto zu überweisen.
Ziff. 3
Garantien der Verkäuferin
Die Käuferin verlässt sich beim Abschluss dieses Vertrages auf die Richtigkeit der nachstehenden Zusicherungen und Garantien.
Die Verkäuferin garantiert in Form eines selbständigen Garantieversprechens gemäß § 311 Abs. 1 BGB und nach näherer Maßgabe der nachfolgenden Inhaltsbeschreibungen, dass die nachstehenden Erklärungen in den Ziff. 3.1 bis 3.19 am Vollzugstag richtig und vollständig sind. Die

Parteien sind sich ferner darin einig, dass diese Erklärungen keine Beschaffenheitsgarantie im Sinne von § 443 BGB darstellen.
Obwohl die nachfolgenden Garantien auf Eigenschaften oder die Art des Gegenstands dieses Vertrages Bezug nehmen, stellen Sie dennoch selbständige Garantieversprechen entsprechend der Beschreibung im vorstehenden Absatz dar. Die vorgenannte Auslegung der Ziff. 3.1 bis 3.19 ist für beide Parteien im Hinblick auf ihre Vertragsbeziehung und, soweit rechtlich zulässig, auch im Hinblick auf Beziehungen zu Dritten unwiderruflich bindend. Die Parteien sind sich einig, dass diese Auslegung die notwendige Grundlage für sämtliche unabhängigen Garantieversprechen der Verkäuferin nach dieser Ziff. 3 bildet.
3.1	Gesellschaftsrechtliche Verhältnisse

(a)	Die Angaben in der Präambel dieses Vertrages in Bezug auf die Gesellschaft und den Geschäftsanteil an der Gesellschaft sind in jeder Hinsicht vollständig und richtig. Der Geschäftsanteil ist voll eingezahlt, nicht nachschusspflichtig und frei von jeglichen Nebenpflichten oder sonstigen Pflichten oder Einschränkungen.

Die Gesellschaft wurde ordnungs-

gemäß gegründet und es bestehen keine Umstände, die nach vernünftigem Ermessen möglicherweise Insolvenzverfahren nach sich ziehen würden.
(b)	Personen und Gesellschaften, die nicht in der Präambel dieses Vertrages genannt sind, halten keine direkte oder indirekte Beteiligung oder Rechte gleich welcher Art an der Gesellschaft und es bestehen auch keine Ansprüche auf Einräumung solcher Beteiligungen oder Rechte. Der Geschäftsanteil ist frei von Rechten Dritter gleich welcher Art und es bestehen auch keine Ansprüche auf Einräumung solcher Rechte oder auf Übertragung des Geschäftsanteils.

(c)	Mit Ausnahme der Satzung der Gesellschaft gemäß Anlage 3.1 (c) zu diesem Vertrag sowie der Vereinbarungen, Beschlüsse und Zusagen, auf die in diesem Vertrag und dessen Anlagen ausdrücklich Bezug genommen wird, bestehen keine Vereinbarungen, Beschlüsse oder Zusagen über (i) die Beziehung zwischen der Gesellschaft und deren Gesellschafterin oder (ii) die Berufung von Geschäftsführern der Gesellschaft, und auch keine Verpflichtungen zum Abschluss solcher Vereinbarungen, zur Fassung solcher Beschlüsse oder zur Abgabe solcher Zusagen.

(d)	Anlage 3.1 (d) zu diesem Vertrag

enthält eine richtige und vollständige Liste sämtlicher Geschäftsführer, Prokuristen und vergleichbarer Mitglieder der Geschäftsführung der Gesellschaft, sämtlicher Mitglieder des Aufsichts- oder Beirats oder vergleichbarer Gremien der Gesellschaft, soweit vorhanden, sowie sämtlicher von der Gesellschaft gewährter Vollmachten einschließlich sämtlicher Bankvollmachten und Zeichnungsbefugnisse.
(e)	Der Geschäftsanteil bildet nicht das gesamte Vermögen der Verkäuferin im Sinne von § 1365 Abs. 1 BGB. Der Ehemann der Verkäuferin, Herr Klaus Merl, hat dem Abschluss dieses Vertrages durch die Verkäuferin mit der diesem Vertrag als Anlage 3.1 (e) beigefügten Einverständniserklärung vom 21. Mai 2007 zugestimmt.

3.2	Organisation

(a)	Die Gesellschaft hat das vollständige, uneingeschränkte und unbelastete Eigentum und den vollständigen, uneingeschränkten und unbelasteten Besitz an sämtlichen materiellen und immateriellen Vermögensgegenstände, die ihrem Geschäftsbetrieb dienen oder zu dienen bestimmt sind, insbesondere an den in diesem Vertrag als Anlage 3.2 (a) beigefügten ,,Anla-

genverzeichnis“ bezeichneten Vermögensgegenstände, mit Ausnahme derjenigen materiellen Vermögensgegenstände, die im Rahmen des gewöhnlichen Geschäftsbetriebs zu marktüblichen Konditionen von Personen und Gesellschaften gemietet sind, bei denen es sich nicht um die Verkäuferin handelt, oder die bis zur Zahlung üblichen Eigentumsvorbehalten von Lieferanten unterliegen.
(b)	Die Gesellschaft ist Eigentümerin sämtlicher für den gewöhnlichen Geschäftsbetrieb ihres Unternehmens erforderlicher Vermögensgegenstände.

(c)	Die Gesellschaft hat keine (Zweig-) Niederlassungen oder Betriebsstätten neben ihrem Hauptgeschäftssitz in Ismaning und hält auch keine Beteiligungen oder Anteile an anderen Gesellschaften, Handelsgesellschaften oder Unternehmen.

(d)	Mit der Übertragung des Geschäftsanteils an die Käuferin gemäß vorstehender Ziff. 1 erwirbt die Käuferin das vollständige, uneingeschränkte und unbelastete Eigentum an dem Geschäftsanteil zu ihrer freien Verfügung.

3.3	Erlöschen von Verträgen/ Gesellschafterdarlehen

Soweit in diesem Vertrag und sei-

nen Anlagen sowie in Anlage 3.3 zu diesem Vertrag nicht ausdrücklich abweichend geregelt, erlöschen am Vollzugstag sämtliche Rechtsbeziehungen zwischen der Verkäuferin und der Gesellschaft sowie sämtliche Rechte und Ansprüche der Verkäuferin gegenüber die Gesellschaft, wobei kein Rechte und kein Anspruch über den Vollzugstag hinaus weiter besteht und aus dem Erlöschen für die Gesellschaft keine Verpflichtungen und keine Verbindlichkeiten gleich welcher Art erwachsen. Die Verkäuferin gewährleistet, dass dies auch gilt für alle Rechtsbeziehungen zwischen der Gesellschaft und ihren Angehörigen im Sinne von § 15 AO (Abgabenordnung) (nachfolgend ,,Angehörige“ genannt) und/oder Gesellschaften, die von ihr oder ihren Angehörigen kontrolliert werden (nachfolgend ,,nahestehende Gesellschaften“ genannt), sowie für sämtliche Rechte und Ansprüche von Angehörigen und/oder nahestehenden Gesellschaften gegenüber der Gesellschaft; die Verkäuferin wird die Gesellschaft und die Käuferin insoweit von sämtlichen Ansprüchen freistellen.
3.4	Jahresabschlüsse/ Umlaufvermögen

(a)	Die Jahresabschlüsse (Bilanz,

Gewinn- und Verlustrechnung und Anhang gemäß §§ 284 und 285 HGB) der Gesellschaft für die Geschäftsjahre 2004, 2005 und 2006 sowie der Zwischenabschluss für den am 31. März 2007 endenden Zwischenabschlusszeitraum (der ,,Bilanzstichtag“) (die Bilanz zu vorgenanntem Datum nachfolgend ,,Zwischenbilanz“ genannt und zusammen mit den Jahresabschlüssen für die Geschäftsjahre 2004, 2005 und 2006 nachfolgend gemeinsam ,,Jahresabschlüsse“ genannt), die diesem Vertrag als Anlage 3.4 (a) beigefügt sind, wurden mit der Sorgfalt eines ordentlichen Kaufmanns auf der Grundlage ordnungsgemäßer Buchführung und im Einklang mit und unter Beachtung der deutschen, allgemein anerkannten Grundsätze ordnungsgemäßer Buchführung, wie sie in den Bestimmungen des HGB unter Berücksichtigung der Bestimmungen des GmbHG niedergelegt sind, aufgestellt. Die vorgenannten Grundsätze wurden in den letzten drei Jahren jeweils konsistent, einheitlich und ohne Änderung angewandt und ausgeübt. Für sämtliche zum Zeitpunkt der Aufstellung des jeweiligen Jahresabschlusses feststellbaren Risiken, Wertminderungen und Verluste wurde ordnungsgemäß durch ausreichende Abschreibungen, Änderungen der Bewertung oder Rücklagen vorge-

sorgt; die Gesellschaft hat keine Pensionsverpflichtungen. Die Jahresabschlüsse sind vollständig und richtig und vermitteln ein vollständiges und richtiges Bild der tatsächlichen Verhältnisse der Gesellschaft zum jeweiligen Abschlussstichtag sowie des operativen Ergebnisses der Gesellschaft für den jeweils beendenden Bilanzierungszeitraum. Es bestehen jeweils keine nicht ausgewiesenen Verbindlichkeiten mit Ausnahme (i) der in den Jahresabschlüssen ausgewiesenen und (ii) der im Rahmen des gewöhnlichen Geschäftsbetriebs begründeten Verbindlichkeiten, sofern diese einen Betrag von EUR 5.000,00 nicht übersteigen.

(b)	Am Tag der Unterzeichnung dieses Vertrages verfügt die Gesellschaft über die in Anlage 3.4 (b) genannten Banksalden.

(c)	Das Umlaufvermögen der Gesellschaft (wie nachfolgend definiert) beträgt mehr als EUR 365.000,00. In diesem Vertrag bezeichnet der Begriff ,,Umlaufvermögen“ den Saldo der Vorräte, der Forderungen aus Lieferungen und Leistungen, der sonstigen flüssigen Mittel und der geleisteten Anzahlungen, der sonstigen Rückstellungen, der Verbindlichkeiten aus Lieferungen und Leistungen, der sonstigen kurzfristigen Rückstellungen und der sonstigen kurzfristigen Verbindlichkeiten.
3.5	Geschäftsbetrieb

(a)	Seit dem Bilanzstichtag wurde die Gesellschaft nur im Rahmen des gewöhnlichen und üblichen Geschäftsbetriebs geführt; insbesondere (i) erfolgten sämtliche mit Wirkung nach dem Bilanzstichtag durchgeführten Lohn- und Gehaltserhöhungen nur in üblicher Höhe, (ii) haben sich die Verbindlichkeiten nicht erhöht, (iii) mit Ausnahme der in Anlage 3.5 (a) genannten wurden außer im Rahmen des gewöhnlichen Geschäftsbetriebs keine wesentlichen Vermögensgegenstände veräußert oder verpfändet und (iv) wurden alle Vorräte nach dem strengen Niederstwertprinzip bewertet und sind nicht höher, als zur Fortführung des Geschäftsbetriebs in der derzeit ausgeübten Art und Weise erforderlich.

(b)	Zwischen dem Bilanzstichtag und dem Tag der Unterzeichnung dieses Vertrages sind keine außergewöhnlichen geschäftlichen Ereignisse eingetreten, wurden keine außergewöhnlichen Vereinbarungen getroffen und sind keine außergewöhnlichen sonstigen Ereignisse (insbesondere keine Gewinnausschüttungen) eingetreten, die Vermögensgegenstände oder die Ertragslage der Gesellschaft jeweils für sich genommen oder gemeinsam mit anderen außergewöhnlichen Ereignissen nachteilig beeinflusst haben.
3.6	Vermögensgegenstände

Sämtliche wesentlichen beweglichen Vermögensgegenstände der Gesellschaft wurden gut gepflegt und gewartet und befinden sich abgesehen von der normalen Abnutzung in gutem und betriebsfähigem Zustand. Die in der Zwischenbilanz als Forderungen aus Lieferungen und Leistungen ausgewiesenen Beträge stammen ausschließlich aus dem Verkauf von Vorräten oder Dienstleistungen im Rahmen des gewöhnlichen Geschäftsbetriebs an Personen, die nicht mit der Gesellschaft und der Verkäuferin, Angehörigen und/oder nahestehenden Gesellschaften verbunden sind, und werden nach dem bei der Gesellschaft üblichen Verfahren vom jeweiligen Schuldner üblicherweise vor Ablauf von 90 Tagen nach dem Fälligkeitstermin zum angegebenen Bruttobetrag ohne Abzüge und Delkredere-, Inkasso- oder sonstige Kosten bezahlt, abzüglich des Betrages der in der Zwischenbilanz ausgewiesenen Einzel- und Pauschalwertberichtigungen.

3.7	Immobilien

Die Gesellschaft hat keinen Grundbesitz.

3.8	Rechtsstreitigkeiten

Mit Ausnahme der in Anlage 3.8 dieses Vertrages bezeichneten Rechtsstreitigkeiten ist die Gesellschaft weder Partei von gerichtlichen Verfahren, Verwaltungsverfahren oder Untersuchungen noch sind solche angedroht; es sind auch keine Umstände bekannt, die nach vernünftigem Ermessen erwarten lassen, dass sie die Grundlage für gerichtliche Verfahren, Verwaltungsverfahren oder Untersuchungen bilden können. Mit Ausnahme der in Anlage 3.8 genannten, wurden seit 01. Januar 2004 von Kunden oder dritten Parteien gegenüber der Gesellschaft weder gesetzliche noch vertragliche Gewährleistungsansprüche aus der Lieferung von Waren geltend gemacht. Die Gesellschaft ist keinen Urteilen, Bescheiden oder Vergleichen oder Vereinbarungen im Rahmen von Gerichts- oder Verwaltungsverfahren unterworfen, die sie in ihrem Geschäftsbetrieb, beim Erwerb oder der Veräußerung von Vermögensgegenständen, im Wettbewerb oder beim Betrieb einzelner Geschäftszweige beschränken oder beeinträchtigen würden. Insbesondere beeinträchtigen das Wettbewerbsverbot aus der Vertriebsvereinbarung zwischen der Gesellschaft und Clare, Inc. vom 26. Januar 2001, das Wettbewerbsverbot aus der Vertriebsvereinbarung zwischen der Gesellschaft und Standard Mircosystems Corporation vom 15. März 2000 und das Wettbewerbsverbot aus der Vertriebsvereinbarung zwischen der Gesellschaft und Micrel Semiconductor, Inc. vom 1. Dezember 1999 die Gesellschaft nicht in ihrem Geschäftsbetrieb; die Gesellschaft beachtet die vorgenannten Wettbewerbsverbote und verkauft keine Produkte von Wettbewerbern der Clare, Inc., der Standard Mircosystems Corporation oder der Micrel Semiconductor, Inc.
3.9	Wesentliche vertragliche Verpflichtungen

Mit Ausnahme der in Anlage 3.9 dieses Vertrages genannten Verträge, Vereinbarungen und Zusagen (nachfolgend gemeinsam ,,vertragliche Verpflichtungen“ genannt) unterliegt die Gesellschaft keinen wesentlichen vertraglichen Verpflichtungen.

Die Informationen zum Inhalt der vertraglichen Verpflichtungen in Anlage 3.9 dieses Vertrages sind vollständig und richtig. Die vertraglichen Verpflichtungen sind wirksam und gegenüber der jeweiligen Vertragspartei durchsetzbar, und weder die Gesellschaft noch die jeweils andere Vertragspartei hat vertragliche Verpflichtungen verletzt oder nicht erfüllt. Die Unterzeichnung und der Vollzug dieses Vertrages führen nicht zu Änderungen oder zum Erlöschen vertraglicher Verpflichtungen, zu Rückzahlungen der der Gesellschaft gewährten Zuschüsse, Steuervergünstigungen oder vergleichbaren Vorteile gleich welcher Art, zur vorzeitigen Fälligkeit von Verpflichtungen oder Verbindlichkeiten der Gesellschaft oder zur Einschränkung oder Beendigung von Lieferanten- oder Vertriebsbeziehungen zwischen der Gesellschaft und ihren Liefereranten und Kunden.
3.10	Gewerblicher Rechtsschutz

(a)	Die Gesellschaft hat das uneingeschränkte Recht zur Nutzung ihrer derzeitigen Firma.

(b)	Die Gesellschaft ist Eigentümerin des gesamten Bearbeitungs- und Marketing-Know-hows für sämtliche ihrer ehemaligen und aktuellen Produkte und ist, soweit das entsprechende Bearbeitungs- und Marketing-Know-how schriftlich niedergelegt wurde, im Besitz

sämtlicher hierzu gehörden Dokumente. Die Gesellschaft verletzt durch die Vermarktung ihrer aktuellen Produkte oder durch andere Handlungen im Rahmen ihres Geschäftsbetriebs keine gewerblichen Schutzrechte Dritter und wird auch durch die Vermarktung von derzeit in der Planungs- und Entwicklungsphase befindlichen Produkten keine gewerblichen Schutzrechte Dritter verletzen.
(c)	Die Gesellschaft verfügt und verfügte insbesondere jederzeit über sämtliche zur Ausübung ihres Geschäftsbetriebs erforderliche Lizenzen.

(d)	Die Gesellschaft ist und war insbesondere jederzeit im Besitz aller erforderlichen Rechte zur Nutzung ihres aktuellen Internet-Domainnamens ,,dacom-sued.de“.

3.11	Aufträge

Die in Anlage 3.11 zu diesem Vertrag dargelegten Angaben zu den Bestellungen der Gesellschaft sind vollständig und richtig; die in Anlage 3.11 genannten Bestellungen sind richtige und tatsächliche Kaufverträge der Gesellschaft und bindende Bestellungen der jeweiligen Kunden der Gesellschaft und mit Ausnahme der in Anlage 3.11 bezeichneten auf der Grundlage der Allgemeinen Geschäftsbedingun-

gen der Gesellschaft abgeschlossen.
3.12	Kunden und Lieferanten

(a)	Anlage 3.12 (a) zu diesem Vertrag enthält eine vollständige und richtige Liste der zehn größten Kunden und der zehn größten Lieferanten der letzten zwölf Monate (Stand: 23. Mai 2007) sowie sämtlicher Lieferanten der Gesellschaft, die in Bezug auf bestimmte Waren und Dienstleistungen die einzige Bezugsquelle sind und hinsichtlich derer keine alternative Bezugsquelle zu vergleichbaren Konditionen existiert (mit Ausnahme von Stromlieferungsverträgen und PTT-Dienstleistungen).

(b)	Die Gesellschaft unterhält gute Geschäftsbeziehungen zu den vorgenannten Kunden und Lieferanten und es besteht nach bestem Wissen der Verkäuferin, welches das beste Wissen der Gesellschaft einschließt, (Kennen und Kennenmüssen) kein Grund zu der Annahme, dass sich die entsprechenden Geschäftsbeziehungen infolge der in diesem Vertrag vereinbarten Transaktionen oder aus irgendwelchen anderen Gründen ändern werden. Sämtliche Verträge und Beziehungen der Gesellschaft mit Kunden, Lieferanten und anderen Vertragspartnern werden auf rein geschäftlicher Grundlage und auf der Basis von marktüblichen Konditionen begründet und durchgeführt.
3.13	Steuern, Sozialversicherung

Die Begriffe ,,Steuer“ oder ,,Steuern“ bezeichnen sämtliche direkten und indirekten Steuern, einschließlich, ohne darauf beschränkt zu sein, sämtliche Gebühren, Abgaben, Zölle, Beiträge oder Gebühren, Quellensteuern, die von oder im Auftrag von Bundes-, Gemeinde- oder Kommunalregierungen/-behörden oder sonstigen Verwaltungsorganen oder -personen erhoben werden, einschließlich, ohne darauf beschränkt zu sein, Einkommensteuer, Vermögenssteuer, Quellensteuern, Kommunalsteuern, Umsatzsteuer, Anmeldegebühren, Zollgebühren oder Sozialabgaben, die von der Gesellschaft nach den anwendbaren Steuer-, Zoll- und Sozialversicherungsbestimmungen, die bis zum und am Vollzugstag gelten, zu bezahlen sind, einschließlich Zinsen, Strafen und sonstiger steuerlicher Nebenleistungen im Sinne von § 3 AO (Abgabenordnung).

Die Gesellschaft hat sämtliche anwendbaren Steuer-, Zoll- und Sozialversicherungsbestimmungen, die bis zum und am Vollzugstag gelten, in jeder Hinsicht eingehal-

ten und hat bis zum jeweiligen Fälligkeitsdatum sämtliche Steuererklärungen und sonstigen Meldungen abgegeben, die nach den anwendbaren gesetzlichen Regelungen bei Finanzämtern oder sonstigen Behörden (,,Steuerbehörde“) einzureichen sind, sämtliche fälligen Steuern, Steuervorauszahlungen und sonstigen öffentlichen Abgaben bezahlt, sämtliche einzubehaltenden Steuern, Sozialversicherungsabgaben und sonstigen öffentlichen Abgaben einbehalten und diese bei Fälligkeit an den jeweiligen Empfänger bezahlt und gegebenenfalls sämtliche damit in Zusammenhang stehenden Verzugszinsen und Strafgebühren rechtzeitig und vollständig bezahlt und ausreichende Rückstellungen für Steuern, Sozialversicherungsabgaben und sonstige öffentliche Abgaben gebildet, die gemäß der Zwischenbilanz noch nicht, d.h. zum Bilanzsstichtag, fällig sind. Durch die in vorstehender Ziffer 3.3 genannten Transaktionen entstehen keine Steuern.
Die Gesellschaft hat sämtliche Steuerabzüge und -einbehalte bei Zahlungen der Gesellschaft vorgenommen, zu deren Vornahme sie gesetzlich verpflichtet ist, und hat sämtliche auf diese Weise einbehaltenen Beträge vollständig an die entsprechende Steuerbehörde bezahlt.

Die Gesellschaft hat in den an die Steuerbehörde übermittelten Steuererklärungen sämtliche Einnahmen, Zahlungen oder Transaktionen angegeben, die mitgeteilt werden mussten (einschließlich sämtlicher verdeckter Gewinnausschüttungen), und hat Einnahmen, Zahlungen oder Transaktionen erklärt, die in jeder Hinsicht wahr, zutreffend und vollständig sind und die nicht Gegenstand von Rechtsstreitigkeiten sind. Die Verkäuferin garantiert und gewährleistet, dass sämtliche gegenüber der Steuerbehörde behaupteten Steueransprüchen/ -erstattungen in der behaupteten Höhe und der geltend gemachten/erstatteten Höhe bestehen.

Die Gesellschaft besitzt alle Aufzeichnungen und Informationssysteme, die eine Gesellschaft verpflichtet ist, für steuerliche Zwecke vorzuhalten, und kann diese zur Prüfung in den Geschäftsräumen der Gesellschaft zur Verfügung stellen.

3.14	Versicherung

Anlage 3.14 dieses Vertrages enthält eine vollständige und richtige Liste sämtlicher Versicherungsverträge der Gesellschaft. Die Versicherungsverträge bieten eine angemessene, branchenübliche Deckung und sind voll wirksam und

gültig, sämtliche Versicherungsprämien wurden bei Fälligkeit rechtzeitig bezahlt, und es stehen keine Versicherungsansprüche aus, die von den betreffenden Versicherungen in Frage gestellt, abgelehnt, angefochten oder überprüft werden.
3.15	Genehmigungen

Die Gesellschaft verfügt über sämtliche öffentlich-rechtliche Genehmigungen und Erlaubnisse, die sie zur Ausübung ihres derzeitigen Geschäftsbetriebs benötigt. Sie verletzt durch die Ausübung ihres Geschäftsbetriebs weder in wesentlichem Umfang noch mit wesentlichen Folgen Rechte Dritter oder einschlägige Gesetze, einschließlich der Wettbewerbsgesetze, des Gewerberechts und der Umweltschutzbestimmungen, und hat auch in der Vergangenheit nicht gegen Umweltschutzbestimmungen verstoßen. Die Vermögensgegenstände der Gesellschaft stehen im Einklang mit sämtlichen Rechten Dritter oder einschlägigen Gesetzen. Sämtliche von der Gesellschaft vermarkteten und/oder vertriebenen Produkte entsprechen den rechtlichen und sonstigen einschlägigen Bestimmungen einschließlich definierter Standards. Die Unterzeichnung, der Abschluss und die Erfüllung dieses Vertrages durch die Verkäuferin begründet eine wirksame, rechtlich bindende und gerichtlich durchsetzbare Verpflichtung der Verkäuferin gemäß den vertraglichen Bestimmungen und verstößt insbesondere nicht gegen Gesetze, Verträge oder Vereinbarungen und steht nicht mit Gesetzen, Verträgen oder Vereinbarungen oder einzelnen Bestimmungen eines Gesetzes, eines Vertrages oder einer Vereinbarung in Widerspruch, wenn dies zur Unwirksamkeit dieses Vertrages führen würde oder könnte.
3.16	Amtsniederlegungen

Die Mitglieder der Geschäftsführung der Gesellschaft haben ihre Ämter mit den diesem Vertrag in Anlage 3.16 beigefügten Niederlegungsschreiben mit Wirkung zum heutigen Tag niedergelegt, ohne dass aufgrund der Niederlegung für die Gesellschaft oder die Käuferin Verpflichtungen oder Verbindlichkeiten gleich welcher Art entstehen.

3.17	Arbeitnehmer, Berater

(a)	Die diesem Vertrag in Anlage 3.17 (a) beigefügte Liste aller Arbeitnehmer und Berater der Gesellschaft ist vollständig und richtig. Die Gesellschaft hält sämtliche anwendbaren Gesetze und Verordnungen, insbesondere arbeitsrechtliche Gesetze und Verordnungen, in jeder Hinsicht ein. Es bestehen und bestanden auch in der Vergangenheit keine Rechtstreitigkeiten mit der Belegschaft und den Arbeitnehmervertretern und es sind keine Umstände bekannt, die nach vernünftigem Ermessen solche Rechtstreitigkeiten erwarten lassen.
(b)	Durch die Kündigung von Frau Bettina Koeniger mit Wirkung zum 15. März 2007 entstehen der Gesellschaft keine Kosten.

3.18	Unternehmenskontinuität

Seit dem Bilanzstichtag sind keine wesentlichen nachteiligen Änderungen des Geschäftsbetriebs oder der Ertragsaussichten der Gesellschaft eingetreten. Nach bestem Wissen der Verkäuferin bestehen zum Tag der Unterzeichnung dieses Vertrages keine speziell auf die Gesellschaft bezogenen Umstände, die den Geschäftsbetrieb der Gesellschaft in Zukunft wesentlich nachteilig beeinflussen könnten. Die Verkäuferin hat zum Tag der Unterzeichnung dieses Vertrages keine Kenntnis von Tatsachen oder Umständen, die zu Beschränkungen, Beeinträchtigungen oder zur Einstellung des Vertriebs oder der Vermarktung von Produkten

führen könnten, die derzeit von der Gesellschaft vertrieben oder vermarktet werden.
3.19	Maklergebühren

Die Gesellschaft unterliegt keinen Verpflichtungen gegenüber Maklern für Vermittlungs- oder ähnliche Leistungen (,,Finder’s Fee“).
Ziff. 4
Garantien der Käuferin
Die Käuferin erklärt Form eines selbständigen Garantieversprechens, dass die nachstehenden Erklärungen am Vollzugstag richtig sind:
4.1	Die Käuferin ist eine rechtswirksam bestehende, ordnungsgemäß gegründete und nach dem Recht der Bundesrepublik Deutschland eingetragene Gesellschaft.

4.2	Die Käuferin verfügt über sämtliche gesellschaftsrechtliche Vollmachten zum Abschluss dieses Vertrages sowie zur Erfüllung aller in diesem Vertrag enthaltenen Pflichten. Die Unterzeichnung, der Abschluss und die Erfüllung dieses Vertrages durch die Käuferin begründet eine wirksame, rechtlich bindende und gerichtlich durchsetzbare Verpflichtung der Käuferin gemäß den ver-

traglichen Bestimmungen, außer die Durchsetzbarkeit ist aufgrund von Bankrott-, Insolvenz- oder sonstigen Gesetzen mit Auswirkungen auf Gläubigerrechte eingeschränkt, und verstößt insbesondere nicht gegen Gesetze, Verträge oder Vereinbarungen und steht nicht mit Gesetzen, Verträgen oder Vereinbarungen oder einzelnen Bestimmungen eines Gesetzes, eines Vertrages oder einer Vereinbarung in Widerspruch, wenn dies zur Unwirksamkeit dieses Vertrages führen würde oder könnte.
Ziff. 5
Gewährleistung
5.1	Sollte ein von der Verkäuferin gemäß Ziff. 3 dieses Vertrages abgegebenes Garantieversprechen unrichtig oder unvollständig sein, ist die Verkäuferin verpflichtet, den der Käuferin oder der Gesellschaft entstandenen Schaden zu ersetzen.

5.2	Rücktrittsrechte sind ausgeschlossen; die Käuferin ist jedoch berechtigt, von diesem Vertrag zurückzutreten, wenn eine Verletzung eines Garantieversprechens nach vorstehender Ziff. 3 eingetreten ist, und dies einen Schaden in Höhe von mehr als 50 % des Kaufpreises verursacht hat oder verursa-

chen wird; die Verkäuferin ist berechtigt, von diesem Vertrag zurückzutreten, wenn die Käuferin den fälligen Kaufpreis nicht innerhalb von 15 Bankarbeitstagen nach Zugang einer schriftlichen Zahlungsaufforderung der Verkäuferin (die ,,Zahlungsaufforderung“) gemäß Ziff. 2.3, 2.4 und 2.5 bezahlt.
5.3	Prüfungen, Kontrollen und Untersuchungen der Käuferin oder von Wirtschaftsprüfern, Rechtsanwälten oder sonstigen Berater, deren Dienste von der Käuferin in Anspruch genommen werden, berühren weder die Verpflichtungen, Zusicherungen und Garantien der Verkäuferin nach diesem Vertrag, noch das Recht der Käuferin zur Geltendmachung von Forderungen auf der Grundlage der entsprechenden Verpflichtungen und Garantien.

5.4	Ansprüche der Käuferin gegen die Verkäuferin auf der Grundlage der Garantieversprechen in diesem Vertrag in Bezug auf vor dem Vollzugstag liegende Ereignisse oder Fristen werden in dem Umfang herabgesetzt, in dem der die Ansprüche begründende Schaden in der Zwischenbilanz ausgewiesen ist.

5.5	Ansprüche der Käuferin nach diesem Vertrag verjähren vorbehaltlich des nachfolgenden Satz 2 am

30. Juni 2008. Ansprüche der Käuferin in Zusammenhang mit Steuer- oder Sozialversicherungspflichten verjähren sechs Monate nach Unanfechtbarkeit des Steuer- oder Sozialversicherungsbescheides, der keinem gesetzlichen Vorbehalt zur Prüfung durch das Finanzamt unterliegt. Die Verjährung wird durch schriftliche Geltendmachung eines Anspruchs beim Internationalen Schiedsgerichtshof nach Maßgabe der Regelungen in Ziff. 11 dieses Vertrages gehemmt.
Ziff. 6
Sonstige Verpflichtungen der Parteien und Freistellungen
6.1	Die Parteien verpflichten sich, auf Anfrage einer Partei jederzeit nach dem Tag der Unterzeichnung dieses Vertrages und ohne weitere Gegenleistung sämtliche Dokumente formgerecht zu unterzeichnen und sämtliche Maßnahmen einzuleiten, die möglicherweise noch für den Vollzug und die vollständige Erreichung des Zwecks dieses Vertrages erforderlich sind.

6.2	[Frei]

6.3	Die Verkäuferin verpflichtet sich, die Gesellschaft und die Käuferin ab dem Vollzugstag vollständig freizustellen von:

(a)	sämtlichen Ansprüchen der Verkäuferin, Angehöriger und nahestehender Gesellschaften, die bis zum Vollzugstag entstehen und möglicherweise gegen die Gesellschaft und die Käuferin geltend gemacht werden;

(b)	Die Verkäuferin entschädigt die Käuferin und die Gesellschaft, verteidigt sie gegen und stellt sie frei von

(i) sämtlichen Verbindlichkeiten, die auf eine Verletzung der in Ziffer 3.13 geregelten Garantien zurückzuführen sind,

(ii) sämtlichen bestehenden oder zukünftigen Verbindlichkeiten, Verpflichtungen, Schäden und Aufwendungen, die auf Steuern, Sozialversicherungsbeiträge (sowohl Arbeitgeber- als auch Arbeitnehmerbeiträge), Zölle, Abgaben, Beiträge, Gebühren und sonstigen öffentlich-rechtlichen Abgaben gleich welcher Art, einschließlich Zinsen und Strafen der Gesellschaft zurückzuführen sind oder aus diesen entstehen, und die zahlbar und fällig werden für Steuerperioden/Veranlagungszeiträume bis einschließlich zum Übertragungstag, soweit für diese Verbindlichkeiten, Verpflichtungen, Schäden und Aufwendungen im Jahresabschluss für das Geschäftsjahr 2006 nicht hinreichend Vorsorge getroffen wurde,

(iii) sämtlichen bestehenden oder zukünftigen Verbindlichkeiten, Verpflichtungen, Schäden und Aufwendungen, die auf Steuern, einschließlich Zinsen und Strafen der Gesellschaft zurückzuführen sind oder aus diesen entstehen, die in Zusammenhang mit verdeckten Gewinnausschüttungen stehen, die bis einschließlich zum Vollzugstag vorgenommenen, wurden, und

(iv) sämtlichen sonstigen bestehenden oder zukünftigen Verbindlichkeiten, Schäden und Aufwendungen der Gesellschaft, für die im Jahresabschluss für das Geschäftsjahr 2006 nicht hinreichend Vorsorge getroffen wurde, obwohl unter Beachtung der deutschen, allgemein anerkannten Grundsätze ordnungsgemäßer Buchführung, wie sie in den Bestimmungen des HGB unter Berücksichtigung der Bestimmungen des GmbHG niedergelegt sind, bei der Aufstellung des Jahresabschlusses für das Geschäftsjahr 2006 eine entsprechende Vorsorge hätte getroffen werden müssen.

Die vorgenannten Entschädigungsansprüche sind von der Verkäuferin nicht nur dann an die Käuferin oder die Gesellschaft zu bezahlen, wenn diese Steuer endgültig (bestandskräftig) festgesetzt wurde, sondern bereits in dem Zeitpunkt, in dem die Steuerbehörde die Zahlung der Steuer erstma-

lig fordert, es sei denn, die zuständige Steuerbehörde hat bezüglich der Zahlung Aussetzung der Vollziehung gewährt. Weicht die endgültige Steuerfestsetzung von der zunächst geforderten Steuernachzahlung zugunsten der Gesellschaft ab, hat aber die Verkäuferin an die Käuferin den höheren Betrag bereits bezahlt, hat die Käuferin der Verkäuferin den Differenzbetrag zurückzuzahlen.
(c)	Werden aufgrund von Steueraußenprüfungen, die Veranlagungszeiträume bis zum Übertragungstag betreffen (,,Betriebsprüfungen“), Steuern neu festgesetzt, die sowohl Ansprüche des Fiskus gegen die Gesellschaft (,,Steuernachzahlungsanspruch“), als auch Ansprüche der Gesellschaft gegen den Fiskus (,,Steuererstattungsansprüche“) auslösen, gilt Folgendes:

(i) Steuernachzahlungsansprüche und Steuererstattungsansprüche sind gegeneinander zu verrechnen, ungeachtet dessen, ob die zu verrechnenden Ansprüche unterschiedliche Steuerarten und/oder unterschiedliche Veranlagungszeiträume betreffen. Dies gilt auch dann, wenn ein für die Steuererhebung relevanter Sachverhalt bezogen auf den Prüfungszeitraum einen Steuernachzahlungsanspruch auslöst, aber gleichzeitig in einem dem Prüfungszeitraum folgenden

Veranlagungszeitraum einen Steuererstattungsanspruch auslöst.
(ii) Verbleibt nach der Verrechnung gemäß vorstehender Ziff. (i) ein Steuernachzahlungsanspruch, hat die Verkäuferin der Käuferin einen Betrag zu bezahlen, dessen Höhe gleich ist der Höhe des verbleibenden Steuernachzahlungsanspruches.

(iii) Verbleibt nach der Verrechnung gemäß vorstehender Ziff. (i) ein Steuererstattungsanspruch, hat die Käuferin der Verkäuferin einen Betrag zu bezahlen, dessen Höhe gleich ist der Höhe des verbleibenden Steuererstattungsanspruchs.

(d)	Werden aufgrund von Betriebsprüfungen höhere Steuern gegen die Gesellschaft festgesetzt und erwächst der Verkäuferin hieraus eine Verbindlichkeit gegenüber der Käuferin und/oder gegenüber der Gesellschaft, hat die Käuferin oder die Gesellschaft die Verkäuferin hiervon innerhalb von 5 Werktagen zu unterrichten. Die Käuferin garantiert, dass die Gesellschaft auf entsprechende schriftliche Aufforderung der Verkäuferin die betreffenden Steuerbescheide anfechten wird. Die Verkäuferin stellt die Käuferin und/oder die Gesellschaft von sämtlichen Kosten frei, die dadurch entstehen, dass Steuerbescheide aufgrund einer entsprechenden Aufforderung durch die Verkäuferin von der Gesellschaft angefochten wurden.
Die Käuferin garantiert, dass die Gesellschaft der Verkäuferin bzw. als Vertreter der Verkäuferin, einem Angehörigen eines rechts- bzw. steuerberatenden Berufes die Teilnahme an der Schlussbesprechung der Betriebsprüfung gemäß (c) und (d) gestattet.
Ziff. 7
Einschränkungen zu Lasten der Verkäuferin
Die Verkäuferin verpflichtet sich gegenüber der Käuferin, ohne vorherige schriftliche Genehmigung der Käuferin:
7.1	für einen Zeitraum von drei Jahren nach dem Vollzugstag keine Geschäfte zu tätigen oder sich direkt oder indirekt an der Durchführung von Geschäften zu beteiligen, die mit der am Vollzugstag von der Gesellschaft ausgeübten Geschäftstätigkeit in Wettbewerb stehen;

7.2	für einen Zeitraum von drei Jahren nach dem Vollzugstag weder direkt noch indirekt bei Unternehmen von Dritten, die entweder am Vollzugstag oder zu irgendeinem Zeit-

punkt innerhalb eines Zeitraumes von 12 Monaten vor dem Vollzugstag Auftraggeber oder Kunden der Gesellschaft waren, für die Erbringung von Dienstleistungen, die den Dienstleistungen entsprechen oder mit den Dienstleistungen in Wettbewerb stehen, die für dieses Unternehmen eines Dritten von der Gesellschaft erbracht werden (oder zuvor erbracht wurden), zu werben noch Werbung in vorgenanntem Sinn zu unterstützen;
7.3	für einen Zeitraum von drei Jahren nach dem Vollzugstag weder direkt noch indirekt zu versuchen oder sich zu bemühen, um Dienstleistungen eines Arbeitnehmers zu werben oder einen Arbeitnehmer von der Käuferin oder der Gesellschaft abzuwerben (unabhängig davon, ob die betreffende Person durch das Ausscheiden aus dem Dienstverhältnis mit der jeweiligen Gesellschaft gegen ihren Dienstvertrag oder ihren Beschäftigungsvertrag verstoßen würde oder nicht), außer im Wege einer nicht an den betreffenden Arbeitnehmer gerichteten öffentlichen Ausschreibung; und

7.4	für einen Zeitraum von drei Jahren nach dem Vollzugstag weder direkt noch indirekt, weder mündlich noch schriftlich, mit einer der in der diesem Vertrag beigefügten Anlage 7.4 genannten Personen über den Abschluss eines Dienstvertra-

ges oder eines Vertrages zur Erbringung von Dienstleistungen gleich welcher Art zu verhandeln, diesen Personen den Abschluss vorgenannter Verträge anzubieten oder mit diesen Personen vorgenannte Verträge abzuschließen.
Die Verkäuferin verpflichtet sich gegenüber der Käuferin außerdem, sicherzustellen, dass auch mit der Verkäuferin verbundene Unternehmen die in vorstehenden Ziff. 7.1 bis 7.4 genannten Tätigkeiten und Maßnahmen unterlassen.
Ziff. 8
Vertraulichkeit
8.1	Die Käuferin ist verpflichtet, die Dokumente oder sonstigen Informationen über die Gesellschaft oder ihren Geschäftsbetrieb, die sie im Rahmen ihrer Due-Diligence-Prüfungen erhalten hat oder die ihr in Zusammenhang mit diesem Vertrag zur Verfügung gestellt wurden, so lange streng vertraulich zu behandeln, bis der Geschäftsanteil übertragen wurde. Dies gilt nicht für diejenigen Informationen, die (i) der Käuferin bereits vor dem Erhalt der Informationen von der Verkäuferin bekannt waren, (ii) bereits öffentlich zugänglich waren oder nachträglich öffentlich zugänglich wurden, ohne dass dies auf einen Verstoß gegen

Vertraulichkeitspflichten durch die Käuferin zurückzuführen gewesen wäre, (iii) die Käuferin von einem Dritten erhalten hat, der nach bestem Wissen der Käuferin keiner Vertraulichkeitsverpflichtung gegenüber der Verkäuferin oder der Gesellschaft unterliegt, oder (iv) die Käuferin unabhängig und ohne Verletzung ihrer Vertraulichkeitsverpflichtung entwickelt hat.
8.2	Die Parteien werden den Abschluss und den Inhalt dieses Vertrages sowie den Inhalt der Vertragsverhandlungen vertraulich behandeln, es sei denn, die Offenlegung solcher Informationen ist nach geltendem Recht oder aufgrund von Anordnungen sonstiger Behörden/Körperschaften erforderlich.

8.3	Die Verkäuferin ist verpflichtet, all diejenigen Geschäfts- und Handelsgeheimnisse der Gesellschaft oder über deren Geschäftsbetrieb geheim zu halten, deren strenge Vertraulichkeit ihr bekannt ist.
Ziff. 9
Aufschiebende Bedingungen
Dieser Vertrag steht unter folgenden aufschiebenden Bedingungen:

9.1	[frei]

9.2	Die Verkäuferin hat mit der Käuferin einen Management-Beratungsvertrag abgeschlossen, der diesem Vertrag in Anlage 9.2 beigefügt ist.

9.3	Die Verkäuferin und Herr Klaus Merl haben mit der Gesellschaft jeweils einen Aufhebungsvertrag betreffend ihren jeweiligen Anstellungsvertrag abgeschlossen; Kopien dieser Aufhebungsverträge sind diesem Vertrag in Anlage 9.3 beigefügt.
Ziff. 10
Sonstige Bestimmungen
10.1	Die Parteien tragen die Kosten für die unabhängige Bilanz- und Abschlussprüfung des Jahresabschlusses 2006 der Gesellschaft durch Deloitte & Touche je zur Hälfte. Im Übrigen trägt jede Partei trägt ihre eigenen Kosten und Steuern einschließlich der Kosten ihrer Berater und Prüfer. Der Käufer trägt die Kosten der notariellen Beurkundung dieser Urkunde.

10.2	Jede Partei ist persönlich für die Erfüllung sämtlicher eventuell be-

stehender Verpflichtungen gegenüber Maklern verantwortlich, die von der jeweiligen Partei in Zusammenhang mit den in diesem Vertrag vereinbarten Transaktionen übernommen wurden.
10.3	Änderungen und Ergänzungen dieses Vertrages sowie in Zusammenhang mit diesem Vertrag abzugebende Erklärungen sind nur wirksam, wenn sie schriftlich erfolgen (einschließlich per Telefax), es sei denn, eine notarielle Urkunde ist gesetzlich vorgeschrieben. Dies gilt auch für Änderungen dieser Schriftformklausel.

10.4	Sämtliche Mitteilungen oder sonstige Erklärungen nach oder in Zusammenhang mit diesem Vertrag erfolgen schriftlich und sind persönlich auszuliefern oder per Post, Kurier oder Fernkopie zu übersenden:

(a)	wenn sie an die Verkäuferin gerichtet sind, an:

Frau Inge Merl,

An der Lohe 55 85375 Neufahrn Fax: +49/49/89/965165.

(b)	wenn sie an die Käuferin gerichtet sind, an:

Nu Horizons Electronics GmbH,

Elektrastraße 6 81925 München

zu Händen von: Herrn Thomas Reisinger Fax: +49 (89) 92 333 45-11.

Mit Kopie an:

Nu Horizons Electronics Corp.,

70 Maxess Road Melville, NY 11747 USA zu Händen von: Herrn Kurt Freudenberg Fax: +1 (631) 396-3016.

oder an die am Tag der Unterzeichnung dieses Vertrages angegebene Adresse oder an eine andere, der jeweils anderen Partei mindestens fünfzehn (15) Tage im Voraus übermittelten Adresse. Mit Ausnahme der Mitteilung gemäß § 16 GmbHG sind sämtliche Mitteilungen in englischer Sprache oder, falls sie in einer anderen Sprache erstellt sind, zusammen mit einer Übersetzung ins Englische zu übermitteln. Bei Widersprüchen zwischen dem englischen Text und dem Text in einer anderen Sprache hat der englische Text Vorrang. Änderungen der Vertretungsberechtigung der Käuferin werden der Verkäuferin unverzüglich mitgeteilt.

10.5	Sollte eine Bestimmung dieses Vertrages unwirksam sein oder werden oder eine erforderliche Regelung fehlen, so bleibt die Wirk-

samkeit der übrigen Bestimmungen dieses Vertrages davon unberührt. An Stelle der unwirksamen Bestimmung oder zur Ausfüllung der Lücke tritt eine wirksame Vereinbarung, die dem am nächsten kommt, was die Parteien gewollt haben oder nach dem Sinn und Zweck dieses Vertrages gewollt hätten, wenn sie die Lücke erkannt hätten.
10.6	Die Anlagen dieses Vertrages bilden einen Bestandteil dieses Vertrages. Die Überschriften in diesem Vertrag dienen lediglich einem einfacheren Überblick und haben keine Auswirkungen auf den Inhalt und die Auslegung dieses Vertrages. Erklärungen in einer Bestimmung oder Anlage dieses Vertrages gelten als auch zu den Zwecken sämtlicher sonstiger Bestimmungen und Anlagen dieses Vertrages abgegeben.

10.7	Vorbehaltlich entgegenstehender gesetzlicher Vorschriften werden sämtliche öffentlichen Bekanntgaben über die in diesem Vertrag vereinbarten Transaktionen hinsichtlich Veröffentlichungstermin und Inhalt zwischen den Parteien im Voraus abgestimmt.

Die Verkäuferin akzeptiert allerdings, dass die Käuferin als börsennotiertes Unternehmen die wirtschaftlichen Eckdaten der in diesem Vertrag vereinbarten

Transaktionen (z.B. Kaufpreis, bestimmte Finanzinformationen über die Gesellschaft etc.) nach der Unterzeichnung dieses Vertrages gegenüber der Öffentlichkeit offen legen muss.
10.8	Diese Vereinbarung ist in englischer und deutscher Sprache abgefasst. Der englische Text ist verbindlich; der deutsche Text wurde ausschließlich aus Vereinfachungsgründen ergänzt, soweit sich nichts anderes aus dieser Vereinbarung ergibt oder die Anlage ist nur in deutscher Sprache vorhanden.
Ziff. 11
Streiterledigung, Anwendbares Recht
11.1	Alle Streitigkeiten zwischen den Parteien dieses Vertrags, die sich aus oder in Zusammenhang mit dem vorliegenden Vertrag, einschließlich der Escrow-Vereinbarung und allen ergänzenden und allen nachfolgenden Vereinbarungen ergeben, sollen ausschließlich und endgültig entschieden werden nach der Schiedsgerichtsordnung der Internationalen Handelskammer (nachfolgend auch ,,ICC-Rules“ genannt) durch einen oder mehrere Schiedsrichter, die gemäß der besagten ICC-Rules ernannt werden.

Ungeachtet von Art. 9.3. der ICC-

Rules soll ein Einzelschiedsrichter, der vom Schiedsgerichtshof nach Art. 8.3 der ICC-Rules ernannt wird, oder der Vorsitzende des Schiedsgerichts, der vom Schiedsgerichtshof gemäß Art. 8.4 der ICC-Rules ernennt wird, direkt vom Secretary General des Schiedsgerichtshofs ernannt werden, ohne irgendein Nationalkomitee der ICC um einen Vorschlag zu ersuchen. Der Einzelschiedsrichter oder der Vorsitzende des Schiedsgerichts soll ein Staatsangehöriger der Schweiz sein mit Wohnsitz oder Büroanschrift im Kanton Zürich, Schweiz.
11.2	Der Schiedsspruch soll endgültig, bindend und einem Rechtsmittel nicht zugänglich sein. Dem Schiedsgericht ist es nicht gestattet mit dem Schiedsspruch irgendwelche punitive oder exemplary oder treble damages, die die Parteien dieses Vertrages hiermit ausschließen, zuzusprechen. Pretrail discovery ist ausgeschlossen. Die Vollstreckung des vom Schiedsgericht erlassenen Schiedsspruches kann bei jedem zuständigen Gericht nachgesucht werden, mit der Ausnahme, dass kein Schiedsspruch, mit dem das Schiedsgericht punitive oder exemplary oder treble damages zuspricht, durch irgendein Gericht für vollstreckbar erklärt werden soll.

11.3	Der Ort des Schiedsgerichtsverfah-

rens soll Zürich, Schweiz sein. Auf diesen Vertrag soll deutsches Recht Anwendung finden und das Schiedsgericht soll deutsches Recht anwenden. Die Verfahrenssprache soll englisch sein.
11.4	Vorstehende Schiedsvereinbarung soll das Recht der Parteien dieses Vertrages, sich mit einem Antrag auf Erlass einstweiliger Maßnahmen an ein ordentliches Gericht zu wenden, nicht ausschließen.

11.5	Für den Fall, dass obige Schiedsvereinbarung ungültig oder unwirksam ist oder wird, soll Folgendes gelten: Die Parteien dieses Vertrages verzichten bezüglich jeglicher Ansprüche und Gegenansprüche im Zusammenhang mit diesem Vertrag auf ihr Recht auf einen jury trail. Pretrail discovery und punitive oder exemplary oder treble damages sind ausgeschlossen. Jegliche Streitigkeit bzw. jeglicher Anspruch aus oder im Zusammenhang mit diesem Vertrag oder dessen Verletzung, soll durch die Parteien dieses Vertrages ausschließlich den Gerichten am Allgemeinen Gerichtsstand des Wohnsitzes der Verkäuferin (§ 13 ZPO), geltend gemacht werden, die ausschließlich zuständig sein sollen. Falls sich der Allgemeine Gerichtsstand des Wohnsitzes der Verkäuferin außerhalb von Deutschland befindet, soll das Landgericht München I ausschließlich zuständig sein. Die Parteien dieses Vertrages unterwerfen sich der Gerichtsbarkeit der deutschen Gerichte und der oben bestimmten örtlichen Zuständigkeiten. Keine solche Streitigkeit bzw. kein solcher Anspruch soll irgendeinem Gericht/Tribunal innerhalb der Vereinigten Staaten von Amerika vorgelegt werden, ungeachtet dessen ob es sich um ein Bundes-, Distrikt oder anderes Gericht handelt. Die Gerichtsbarkeit der Vereinigten Staaten über solche Streitigkeiten oder Ansprüche soll ausgeschlossen sein.
Die folgenden Anlagen wurden den Beteiligten zur Durchsicht vorgelegt und von ihnen unterschrieben. Auf das Vorlesen haben sie verzichtet:
Anlage 3.2 (a), 3.4 (a), 3.11, 3.12 (a), 3.14, 3.17 (a).
Die folgenden Anlagen sind dieser Urkunde zu Beweiszwecken beigefügt.
Anlage 3.1 (c), 3.1 (e), 3.16.
Dieser Vertrag und die anderen Anlagen wurden den erschienenen Personen vom amtierenden Notar vorgelesen, von den erschienenen Personen genehmigt und durch diese und den Notar sodann wie folgt eigenhändig unterschrieben: